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As filed with the Securities and Exchange Commission on June    , 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

NORTH AMERICAN SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	55-0366422 (I.R.S. Employer Identification No.)

20200 Sunburst Street, Chatsworth, CA (Address of Principal Executive Offices)	91311 (Zip Code)

NORTH AMERICAN SCIENTIFIC, INC. AMENDED AND RESTATED 1996 STOCK OPTION PLAN (Full title of the plans)

L. Michael Curtrer
President and Chief Executive Officer
North American Scientific, Inc.
20200 Sunburst Street
Chatsworth, California 91311
(818) 734-8600
(Name, address and telephone number, including area code, of agent for service)

Copy to: Mark J. Mihanovic, Esq. McDermott Will & Emery LLP 2049 Century Park East, Suite 3400 Los Angeles, California 90067 (310) 277-4110

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $0.01 par value per share, issuable upon exercise of currently at-standing options under the Amended and Restated 1996 Stock Option Plan(1)	2,000,000 shares(a)	$8.05(b)	$16,100,000(b)	$2,039.87(c)

(a)
Represents the number of shares which became available for issuance under the terms of the employee benefit plan described herein on May 4, 2004. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers and indeterminate amount of interests to be offered or sold pursuant to such employee benefit plan.

(b)
Estimated in accordance with Rule 457(h)(1) under the Securities Act, based on the average of the high and low prices of the Common Stock reported on June 17, 2004 on the NASDAQ National Market.

(c)
Registration Fee computed pursuant to Rule 457(h)(1).

EXPLANATORY NOTE

        The prospectus which will be part of this registration statement is a combined prospectus under SEC Rule 429 intended to be used for the offering of (a) the shares of the Company's Common Stock registered hereunder, and (b) the shares of the Company's Common Stock remaining to be issued under the Amended and Restated 1996 Stock Option Plan (prior to the amendment to said Plan increasing by 2,000,000 the number of shares that can be issued under said Plan), which remaining shares have been previously registered by registrants' registration statement on Form S-8, File Nos. 33-14373, 333-25973, 333-62631, 333-61688 and 333-102444, respectively.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The documents listed in (a) through (c) below are incorporated by reference in this Registration Statement, and all documents subsequently filed by North American Scientific, Inc. (the "Company") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents:

          (a)   The Company's annual report on Form 10-K for the year ended October 31, 2003.

          (b)   The Company's quarterly reports on Form 10-Q for the quarter ended January 31, 2004 and its Current Reports on Form 8-K filed with the Commission on February 6, February 27*, March 5, March 22, April 30, May 3, May 17 and May 27*, 2004.

          (c)   The description of the Company's Common Stock which is contained in the Registration Statement on Form 10-SB filed August 22, 1995, File No. 0-26670, including any amendment or report filed for the purpose of updating such description.

*
Reports furnished to the Commission under Item 9, Regulation FD Disclosure, and Item 12, Results of Operations and Financial Condition. Pursuant to General Instruction B of Form 8-K, the reports furnished under Item 9 and Item 12 are not deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. The Company is not incorporating, and will not incorporate, by reference these reports into a filing under the Securities Act or the Exchange Act.

Item 4. Description of Securities.

        Not Applicable.

Item 5. Interests of Named Experts and Counsel.

        Not Applicable.

Item 6. Indemnification of Directors and Officers.

        The Delaware General Corporation Law (the "DGCL") permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that indemnification may not be made for any claim, issue or matters as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

        The Certificate of Incorporation of the Company, as amended (the "Certificate"), provides that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director of the Company, or is or was serving at the request of the Company as a director of another corporation or of a partnership, joint venture, trust, or other enterprise, will be indemnified by the Company, and that each person who is so involved by reason of the fact that he or she was an officer, agent of the Company, or is or was serving at the request of the Company as an officer, agent or employee of another corporation, or of a partnership, joint venture, trust or other enterprise, may be indemnified by the Company in accordance with the DGCL. The indemnification rights conferred by the Certificate are not exclusive of any other right to which persons seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        The by-laws of the Company (the "By-laws") provide that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director of the Company shall be indemnified by the Company, and that each person who is so involved by reason of the fact that he or she was an officer, employee or agent of the Company, or is or was serving at the request of the Company in any other capacity for or on behalf of the Company may be indemnified by the Company. Expenses may be paid in advance by the Company upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification by the Company. The indemnification and advancement of expenses provided by the By-laws are not exclusive of any other rights to which persons seeking indemnification or advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company has purchased and maintains insurance on behalf of its directors, officers, employees and agents.

Item 7. Exemption from Registration Claimed.

        Not Applicable.

Item 8. Exhibits.

4.1	Certificate of Incorporation of the Corporation, incorporated by reference to Exhibit 3(i) of the Company's Registration Statement on Form 10-SB, filed August 22, 1995.
4.2	Certificate of Amendment to Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 of the Company's quarterly report on Form 10-QSB for the fiscal quarter ended July 31, 1998.
4.3	By-laws of the Company, as amended, incorporated by reference to Exhibit 3(ii) of the Company's Registration Statement on Form S-8, filed October 18, 1996.
4.4	The Company's Amended and Restated 1996 Stock Option Plan (as amended through May 2004).
5.1	Opinion of McDermott Will & Emery LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included herein on the signature page).

Item 9. Undertakings.

        (1)   The Company hereby undertakes:

          (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (b)   That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d)   That, for the purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (2)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California, on the    day of June, 2004.

NORTH AMERICAN SCIENTIFIC, INC.
By:	L. Michael Cutrer, President and Chief Executive Officer

        The undersigned directors and officers of North American Scientific, Inc., a Delaware corporation, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission, under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint L. Michael Cutrer their true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre-effective and post-effective amendments to the Registration Statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all interests and purposes as each of them might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June     , 2004.

Name and Signatures	Title

L. Michael Cutrer	President and Chief Executive Officer and Director (Principal Executive Officer)
Erik L. Johnson	Interim Chief Financial Officer and Chief Accounting Officer (Principal Financial and Accounting Officer)
Irwin J. Gruverman	Chairman of the Board of Directors
Donald N. Ecker	Director
John A. Friede	Director

Dr. Jonathan P. Gertler	Director
Nancy J. Wysenski	Director
John W. Manzetti	Director
Mitchell H. Saranow	Director
Dr. Gary N. Wilner	Director

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EXPLANATORY NOTE
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES